CUSIP No. 41754V103	Page 13 of 13 pages
EXHIBIT A
JOINT REPORTING AGREEMENT
This will confirm the agreement by and among the undersigned that the Schedule 13G/A filed on or about this date with respect to the beneficial ownership of the undersigned of shares of Common Stock of Harvest Natural Resources, Inc. is being filed on behalf of each of the parties named below.
Dated: February 12, 2010

THE PABRAI INVESTMENT FUND II, L.P.
By:	Dalal Street, LLC, Its General Partner

By:	/s/ Mohnish Pabrai
Mohnish Pabrai, Chief Executive Officer

PABRAI INVESTMENT FUND 3, LTD.
By:	/s/ Mohnish Pabrai
Mohnish Pabrai, President

THE PABRAI INVESTMENT FUND IV, L.P.
By:	Dalal Street, LLC, Its General Partner

By:	/s/ Mohnish Pabrai
Mohnish Pabrai, Chief Executive Officer

DALAL STREET, LLC
By:	/s/ Mohnish Pabrai
Mohnish Pabrai, Chief Executive Officer

/s/ Harina Kapoor
Harina Kapoor

/s/ Mohnish Pabrai
Mohnish Pabrai